Exhibit 99.1

Conn’s, Inc. Announces Completion of CEO Transition
and Appointment of Chairman of the Board

BEAUMONT, Texas--(BUSINESS WIRE)--June 3, 2009--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today reported, as was previously announced, that Timothy L. Frank became the Company’s Chief Executive Officer effective June 2, 2009. Additionally, as part of the Company’s succession planning, William C. Nylin, Jr., was named as the Chairman of the Board effective June 2, 2009. Thomas J. Frank, Sr., retired effective June 2, 2009, and will remain on the Company’s Board of Directors and has entered into a consulting contract with the Company.

“We are very fortunate to have had the opportunity to work with Tommy as he built the management team that is in place today. We are grateful for his contributions to the Company over the past 51 years and look forward to continuing to receive his guidance and counsel as he moves into his new role with the Company,” said Timothy L. Frank, the Company’s CEO and President.

Timothy L. Frank has been a member of the Board of Directors since November 23, 2008, and was elected Chief Executive Officer effective June 2, 2009, by the Board of Directors and President of our Company effective April 1, 2006. Mr. Frank has previously served as the Company’s Chief Operating Officer from June 1, 2007, and its Senior Vice President – Retail from May, 2005. He joined the Company in September 1995 and has served in various roles throughout the Company, including Director of Advertising, Director of Credit, Director of Legal Collections, Director of Direct Marketing, and as Vice President of Special Projects. Prior to joining the Company, Mr. Frank served in various marketing positions with a nationally known marketing consulting company. Mr. Frank holds a B.S. in Liberal Arts from Texas A&M University and an M.B.A. in Marketing from the University of North Texas. Mr. Frank has also completed a post-graduate program at Harvard University.

William C. Nylin, Jr. has been a member of the Board of Directors and served as Executive Vice Chairman of the Board since March 28, 2006. Dr. Nylin served as the Company’s Chief Operating Officer from 1995 until June 1, 2007. From 1995 until April 1, 2006, Dr. Nylin also served as the Company’s President. He was a director of the predecessor to the Company commencing in 1993, and remained a member until September 2003, when the Company became a publicly held entity. In addition to responsibilities as Executive Vice Chairman, Dr. Nylin had direct responsibility for information technology and risk management. From 1984 to 1995, Dr. Nylin held several executive management positions, including Deputy Chancellor and Executive Vice President of Finance and Operations, at Lamar University in Beaumont, Texas. Dr. Nylin obtained his B.S. degree in mathematics from Lamar University, and holds both a masters and doctorate degree in computer sciences from Purdue University. He has also completed a post-graduate program at Harvard University.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3359